UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2022
___________________________________
PhaseBio Pharmaceuticals, Inc.
(Exact name of registrant as specified in its Charter)
___________________________________

Delaware	001-38697	03-0375697
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Great Valley Parkway, Suite 30
Malvern, Pennsylvania 19355
(Address including zip code of principal executive offices)

(610) 981-6500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.001 per share	PHAS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01	Other Events.
On September 21, 2022, PhaseBio Pharmaceuticals, Inc. (the “Company”) received a notice (the “Program Transfer Notice”) from SFJ Pharmaceuticals X, Ltd., an SFJ Pharmaceuticals Group company (“SFJ”), notifying the Company that pursuant to Section 3.20 of the Co-Development Agreement entered into on January 9, 2020, by and between the Company and SFJ (the “Co-Development Agreement”), pursuant to which SFJ provided funding to the Company to support development of bentracimab (also known as PB2452), SFJ has elected to cause the Company’s business related to bentracimab to be transferred to SFJ as a result of the Company’s failure to remedy its Going Concern Condition within the Going Concern Cure Period (each as defined in the Co-Development Agreement). Pursuant to Section 3.20 of the Co-Development Agreement, SFJ is demanding that the Company execute a Program Transfer Agreement (in the form attached to the Co-Development Agreement) within ten days following the delivery of the Program Transfer Notice. The Company believes that Delaware law requires approval by the Company’s stockholders of any such transfer because bentracimab currently represents substantially all of the Company’s assets.
The Going Concern Condition resulted from the Company’s issuance of financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which contained an explanatory paragraph relating to the Company’s substantial doubt about its ability to continue as a going concern. Since that time, the Company has been engaged in numerous efforts to address the Going Concern Condition. Among these efforts, the Company engaged a financial advisor in the first quarter of 2022 to help identify potential third parties interested in partnering with the Company to advance the clinical and, if approved, commercial development of bentracimab. Through that process, the Company received several offers for the licensing and/or acquisition of certain commercial rights to bentracimab that the Board of Directors of the Company found compelling. Each offer, however, would have required SFJ to refrain from (1) terminating the Co-Development Agreement and (2) asserting accelerated termination payment obligations by the Company. As a result, the Company was unable to move forward with any such alternatives.
In parallel, the Company had also been engaged in discussions and negotiations with SFJ since early 2022 regarding the potential transfer of the bentracimab program assets to SFJ on mutually acceptable terms. The potential transaction, which was initially proposed by SFJ, was expressly made subject to approval by the Company’s stockholders. After extensive discussions the parties were unable to reach agreement, and SFJ withdrew from the negotiations and delivered the Program Transfer Notice the day after the Going Concern Cure Period expired. Such Program Transfer Notice does not contemplate that the Company’s stockholders would have the opportunity to approve the transfer of the bentracimab program assets to SFJ.
As a result of the foregoing, the Board of Directors of the Company is considering all potential actions that may be in the best interests of the Company and its stakeholders in response to the Program Transfer Notice, including legal and/or restructuring alternatives.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PhaseBio Pharmaceuticals, Inc.

Dated: September 27, 2022	By:	/s/ John P. Sharp
John P. Sharp
Chief Financial Officer